Exhibit 99.1
GENERAL GROWTH PROPERTIES REACHES AGREEMENTS IN
PRINCIPLE ON CERTAIN MORTGAGE RELATED DEBT
CHICAGO, November 19, 2009—GENERAL GROWTH PROPERTIES, INC. (“GGP”) today announced it has reached agreements in principle to restructure approximately $8.9 billion of secured mortgage loans. Key provisions of the agreements include maturity date extensions resulting in an average loan duration of approximately 6.4 years from January 1, 2010, with no such loan maturing prior to January 2014, and continuation of interest at the current non-default rate. The weighted average contract interest rate for the 70 loans covered by these agreements is 5.35%. The all-in-interest rate after amortization of fees paid in connection with these loans is 5.54%.
“We are extremely pleased to reach this consensual agreement with lenders representing more than half of the mortgage debt covered by the bankruptcy proceedings,” said Thomas H. Nolan, Jr., President and Chief Operating Officer of GGP. “We believe that these agreements provide a basis for consensually completing a restructuring of the debtors’ remaining approximately $6 billion of secured mortgage loans and we are hopeful that our other secured mortgage lenders will work with us to reach agreements quickly. We are working with the unsecured creditors committee, the equity committee and other constituents to resolve the restructuring of our corporate level debt and equity and believe that these agreements with our mortgage lenders represent an important step toward establishing a long term capital structure for GGP.”
The agreements are subject to various conditions and approvals, including completion of definitive documentation and approval of the Bankruptcy Court in the Southern District of New York, where GGP and approximately 166 regional shopping centers and certain other GGP subsidiaries filed for Chapter 11 bankruptcy protection in April 2009. In addition, certain of the loan extensions remain subject to the approval of the Class B noteholders or mezzanine holders. GGP is currently engaged in discussions with these mortgage lenders regarding the definitive documentation and expects to file the plan of reorganization and related disclosure statement with the Bankruptcy Court expeditiously. GGP hopes to emerge the regional shopping centers associated with these mortgage loans from bankruptcy prior to the end of 2009.
ABOUT GGP
The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is currently traded in the over-the-counter securities market operated by Pink OTC Markets Inc. using the symbol GGWPQ.

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FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the bankruptcy filings of the Debtors, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness, changes in interest rates, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
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